Exhibit 99.1

Par Petroleum Corporation Announces Retirement of Chief Operating Officer, Election of Curt Anastasio as Vice Chair and Addition of William Pate to the Board

Houston, Texas (September 12, 2014): Par Petroleum Corporation (NYSE MKT: PARR) today announced the retirement of Par’s Chief Operating Officer, Peter Coxon. Mr. Coxon will retire at year end but has stepped down from his role as COO of Par and President of its subsidiary, Texadian Energy Inc., effective September 8, 2014, to facilitate a transition of responsibilities. Mr. Coxon will stay engaged with the company as a consultant through year end to provide for a smooth leadership transition, including continuing to support the completion of the Mid Pac acquisition.

“Peter was a key member of the team leading Par’s tremendous growth over the past two years beginning with Par’s acquisition of SEACOR Energy Inc. in December of 2012, which was quickly followed by the acquisition of Hawaii Independent Energy (HIE),” said Will Monteleone, Chief Executive Officer of Par Petroleum. “Under Peter’s leadership, we grew from a staff of 11 to over 500, built the back office programs and functions not acquired from Tesoro, restarted the refinery, rebuilt HIE’s forward contract book and retail operations, found new sources of crude supply, and negotiated the acquisition of Mid Pac Petroleum, which is now pending governmental approval. We have had an extraordinary two years and we are going to miss Peter. I wish him the best and thank him for his contribution to our success,” Mr. Monteleone added.

“What we have accomplished over the past two years has been simply amazing and is no small thing,” Mr. Coxon noted. “The investors and employees have built a great business and Par is well positioned for the future.”

Separately, Par announced that Curt Anastasio, a member of Par’s Board of Directors, its Executive Committee, its Nominating and Corporate Governance Committee and Chairman of the Operations and Technology Committee, has been elected to the additional role of Vice Chair of the Board.

Mr. Anastasio will office in Houston and will actively advise Mr. Monteleone and members of Par’s senior management team in reviewing and analyzing Par’s business.

In addition to his new role at Par, Mr. Anastasio is the Executive Chairman of GasLog Partners LP, a subsidiary of GasLog Ltd (NYSE: GLOG), a growth-oriented international owner, operator and manager of liquefied natural gas (LNG) carriers. Mr. Anastasio previously served as President and CEO of NuStar Energy L.P. (NYSE: NS), a publicly traded master limited partnership based in San Antonio, Texas. Mr. Anastasio was the President and CEO of NuStar from the time he led the initial public offering in 2001, until he retired from the company in December 2013.

Additionally, Par announced that William Pate has agreed to join Par Petroleum’s Board of Directors subject to necessary modification to the existing Stockholders Agreement and Bylaws.

Mr. Pate is Co-President of Equity Group Investments (EGI) where he has been employed since 1994. EGI is a private investment firm in Chicago founded by Sam Zell, with significant private and public investments in a broad array of industries. Funds managed by EGI affiliates are major stockholders of Par Petroleum.

Mr. Pate also serves on the Board of Directors of Covanta Holding Corporation, an international owner/operator of energy-from-waste and power generation facilities. He previously served on the Boards of Directors of Exterran

Holdings, Inc., Adams Respiratory Therapeutics, MiddleBrook Pharmaceuticals, CNA Surety Corp., and several private companies associated with EGI.

About Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Par’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par’s common stock without Par’s prior consent.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully complete the pending acquisition of Mid Pac, integrate it into our operations and realize the anticipated benefits from the acquisition; our ability to identify all potential risks and liabilities in our due diligence of Mid Pac and its business; any unexpected costs or delays in connection with the pending acquisition of Mid Pac; risks associated with the integration of HIE; the volatility of crude oil and refined product prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The company cannot assure that the assumptions upon which these statements are based will prove to have been correct. Important risk factors that may affect the company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, as amended, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.

Investor Relations Contact:

Chris Micklas, Chief Financial Officer

281-899-4800